As filed with the Securities and Exchange Commission on May 12, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Waste Connections, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	35 Iron Point Circle, Suite 200 Folsom, California 95630	94-3283464
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices including Zip Code)	(I.R.S. Employer Identification No.)

Robert D. Evans, Esq.

Executive Vice President and General Counsel

Waste Connections, Inc.

35 Iron Point Circle, Suite 200

Folsom, California 95630

(916) 608-8200

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:

Tracy K. Edmonson, Esq.

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, California 94111

(415) 395-8095

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price	Amount of registration fee (1)
3.75% Convertible Senior Notes due 2026	$200,000,000	$200,000,000	$21,400
Common Stock, par value $0.01 per share (2)	3,921,569	N/A(3)	N/A(3)

(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended. A filing fee of $8,043.85 was previously paid with respect to securities under our prior Registration Statement No. 333-76722, as amended, initially filed by the registrant on Form S-3 on January 15, 2002. Pursuant to Rule 457(p) under the Securities Act of 1933, the previously paid filing fee will be offset against the currently due filing fee.
(2)	Represents shares of common stock issuable upon conversion of the notes based on an initial conversion rate of 19.6078 per $1,000 principal amount of notes and an indeterminate number of additional shares of common stock issuable upon conversion of notes, pursuant to Rule 416 under the Securities Act of 1933, that may be issued as a result of the antidilution provisions thereof.
(3)	Pursuant to Rule 457(i) under the Securities Act of 1933, no additional registration fee is required in connection with the registration of the common stock issuable upon conversion of the 3.75% Convertible Senior Notes due 2026.

PROSPECTUS

$200,000,000

3.75% Convertible Senior Notes Due 2026

Shares of Common Stock Issuable Upon Conversion of the Notes

We issued and sold $200,000,000 aggregate principal amount of our 3.75% Convertible Senior Notes due 2026 in a private transaction on March 20, 2006. Selling securityholders may use this prospectus to resell from time to time their notes and the shares of common stock issuable upon conversion of the notes. We will not receive any proceeds from these resales.

Our common stock is quoted on the New York Stock Exchange, or the NYSE, under the symbol “WCN.” The closing price of our common stock on May 11, 2006 was $39.73 per share on the NYSE.

Investing in these securities involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus as well as the risk factors set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2006.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 12, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s internet site.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2006 Annual Meeting of Stockholders;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006;

•	Current Reports on Form 8-K filed with the SEC on January 17, 2006 (Items 1.01 and 2.03 only), February 2, 2006, February 17, 2006, March 23, 2006, April 3, 2006 and May 4, 2006;

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•	The description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A, filed with the SEC on October 18, 2002, and any amendment or report filed for the purpose of updating such description; and

•	All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act or 1934, as amended, (excluding those filings made under Items 2.02 or 7.01 on Form 8-K) on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents free of charge by phone or mail from Waste Connections, Inc., Attention: Investor Relations, 35 Iron Point Circle, Suite 200, Folsom, California 95630, Telephone: (916) 608-8200 or by internet on our website at http://www.waste connections.com as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. However, the information on our website does not constitute a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events, including our financial performance, and our anticipated use of proceeds from this offering. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of those terms and other comparable terminology, or by discussions of strategy. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements in this prospectus. Factors that could cause actual results to differ from those projected include, but are not limited to, those listed under the heading “Risk Factors” and elsewhere in this prospectus, including the risks incorporated in this prospectus from our most recent Annual Report on Form 10-K, as updated by our future filings. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. These forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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SUMMARY

The following summary contains basic information about us and this offering. It does not contain all of the information that you should consider in making your investment decision. You should read and consider carefully all of the information contained and incorporated by reference in this prospectus, including the information set forth under “Risk Factors,” as well as the more detailed financial information, including the consolidated financial statements and related notes thereto incorporated by reference in this prospectus, before making an investment decision. Unless otherwise indicated, all references to “we,” “us,” “our,” or “Waste Connections” refer to Waste Connections, Inc. and our subsidiaries and all references to “solid waste” mean non-hazardous solid waste.

Overview

We are an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern U.S. We also provide intermodal services for the rail haul movement of cargo containers in the Pacific Northwest through a network of six intermodal facilities. As of March 31, 2006, we served more than one million residential, commercial and industrial customers from a network of operations in 23 states: Alabama, Arizona, California, Colorado, Idaho, Illinois, Iowa, Kansas, Kentucky, Minnesota, Mississippi, Montana, Nebraska, New Mexico, Ohio, Oklahoma, Oregon, South Dakota, Tennessee, Texas, Utah, Washington and Wyoming. As of that date, we owned or operated a network of 114 solid waste collection operations, 36 transfer stations, 26 recycling operations, 32 municipal solid waste landfills and three construction and demolition landfills.

Our executive offices are located at 35 Iron Point Circle, Suite 200, Folsom, California 95630. Our telephone number is (916) 608-8200. Our website is www.wasteconnections.com. The information provided on our website is not incorporated into and does not form a part of this prospectus.

Our common stock is traded on The New York Stock Exchange under the symbol “WCN”. For additional information concerning our company, please see “Where You Can Find More Information” and “Incorporation by Reference” on page i of this prospectus.

The Offering

Issuer	Waste Connections, Inc.

Securities Offered	$200,000,000 aggregate principal amount of 3.75% Convertible Senior Notes due 2026 and the common stock issuable upon conversion of the notes.

Maturity	April 1, 2026.

Ranking	The notes are our senior unsecured obligations and rank equally in right of payment with our existing and future senior unsecured and unsubordinated indebtedness and senior to any existing and future subordinated indebtedness. The notes rank junior in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing such secured indebtedness and to liabilities of our subsidiaries. As of March 31, 2006, we had senior indebtedness, on a consolidated basis, of approximately $478 million, $227 million of which was secured.

Interest Rate and Payment Dates	The notes bear interest at an annual rate equal to 3.75%. Interest is payable semi-annually in arrears on April 1 and October 1 of each year, each an interest payment date, beginning October 1, 2006.

Conversion Rights	Holders may surrender notes for conversion into cash and, if applicable, shares of our common stock at an initial conversion price of $51.00 per share (equivalent to an initial conversion rate of 19.6078 shares per $1,000 principal amount of notes) at any time prior to the close of business on the maturity date, only if any of the following conditions is satisfied:

•        the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter preceding the quarter in which the conversion occurs, is more than 130% of the conversion price per share of our common stock on that 30th trading day;

•        we have called the notes for redemption; or

•        upon the occurrence of specified corporate transactions described below under “Description of the Notes—Conversion Rights”.

You will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest, including liquidated damages, if any, will be deemed paid by the cash and common stock, if any, delivered to you upon conversion. Once we have called the notes for redemption, you may surrender your notes for conversion prior to the close of business on the second business day immediately preceding the redemption date.

Upon a surrender of your notes for conversion, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation. We will deliver shares of our common stock in respect of the remainder, if any, of our conversion obligation as described under “Description of the Notes—Conversion Rights”. If you elect to convert your notes in connection with certain corporate transactions that occur on or prior to April 1, 2011 that also constitute a Change in Control (as defined herein), subject to certain conditions, we will increase the conversion rate by a number of additional shares of common stock upon conversion as described under “Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company.

Optional Redemption	We cannot redeem the notes before April 1, 2010. We may redeem some or all of the notes at any time or from time to time on or after April 1, 2010, at a redemption price equal to 100% of the principal amount of notes, plus accrued and unpaid interest (including liquidated damages, if any) up to but not including the date of redemption, plus, if redeemed prior to April 1, 2011, the “make whole” payment, payable in cash.

Repurchase of Notes at the Option of the Holder	Holders may require us to repurchase all or a portion of their notes on April 1, 2011, 2016 and 2021 for a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including liquidated damages, if any) up to but not including the date of repurchase, payable in cash. See “Description of the Notes—Repurchase of Notes at the Option of the Holder”.

Change in Control	If a Change in Control, as that term is defined in “Description of the Notes—Right to Require Repurchase of Notes Upon a Change in Control”, occurs, holders will have the right to require us to repurchase all or a portion of their notes for a period of time after the Change in Control. The repurchase price will be equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including liquidated damages, if any) up to but not including the date of repurchase, payable in cash.

Sinking Fund	None.

Additional Notes	We may issue additional notes under the indenture having the same terms in all respects as the notes. The notes and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or common stock issuable upon conversion of the notes. See “Use of Proceeds”.

Form of the Notes	The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the securities will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes—Form, Denomination and Registration”.

Risk Factors	See the section entitled “Risk Factors” and the other information in, and incorporated by reference into, this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Listing of Common Stock	Our common stock is listed on The New York Stock Exchange under the symbol “WCN”.

R ISK FACTORS

Before you decide to invest in the securities offered hereby, in addition to the risk factors set forth below, you should carefully consider the risk factors contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act. For more information, see “Incorporation by Reference.”

Risks Related to an Investment in the Notes and Our Common Stock

Our indebtedness could adversely affect our financial condition; we may incur substantially more debt in the future.

As of March 31, 2006, we had $652.7 million of total indebtedness outstanding, of which $175 million has been redeemed or called for redemption for which we have used or will use borrowings under our credit facility. Our indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•	require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	place us at a competitive disadvantage relative to our competitors with less debt.

We may incur substantial additional debt in the future. The terms of our credit facility and outstanding notes do not fully prohibit us from doing so. If new debt is added to our current levels, the related risks described above could intensify.

The notes are unsecured and subordinated to all liabilities of our subsidiaries and our secured liabilities.

The notes are unsecured and are structurally subordinated to all of our present and future secured liabilities and liabilities, including trade payables, of our subsidiaries. Our credit facility, which is secured by substantially all of our assets, provides for borrowing of up to $850.0 million, plus an additional $200.0 million if we meet certain conditions. The incurrence of additional indebtedness and other liabilities could adversely affect our ability to pay our obligations on the notes. As of March 31, 2006, we had, on a consolidated basis, approximately $478 million of senior indebtedness, $227 million of which was secured. The indenture governing the notes does not restrict the incurrence of other debt by us or our subsidiaries. By reason of such structural subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, the assets securing any future secured facilities would be available to satisfy the claims of our secured lenders prior to any application of those assets to payment of other creditors, including the holders of the notes, and our subsidiaries’ assets will be available to pay the amounts due on the notes only after all liabilities of our subsidiaries have been paid in full. In any such event, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

To the extent that we issue common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interest of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect the market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

We may not be able to repurchase the notes or pay cash upon conversion or maturity of the notes when required to.

On April 1, 2011, 2016 and 2021 or upon the occurrence of a Change in Control, holders of the notes may require us to offer to repurchase their notes for cash. Moreover, upon conversion of the notes, we are required to settle a portion of the conversion value in cash. We will also be required to pay the principal amount of the notes in cash upon maturity if they have not previously been repurchased, redeemed or converted. We may not have sufficient funds at the time of any such events to make the required repurchases.

The source of funds for any repurchase required as a result of any such events will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any such events to make any required repurchases of the notes tendered. Furthermore, the use of available cash to fund the repurchase of the notes may impair our ability to obtain additional financing in the future. In addition, our senior secured revolving credit facility provides that, and any of our future credit agreements or other agreements relating to our indebtedness could provide that, a Change in Control constitutes an event of default under that agreement. Moreover, our senior secured revolving credit facility limits, and any of our future credit agreements or other agreements relating to our indebtedness could contain provisions prohibiting, the repurchase of the notes or the payment of cash upon conversion or maturity of the notes. If, at the time of any repurchase or conversion or upon maturity, any agreement governing our other indebtedness prohibits or otherwise restricts us from repurchasing the notes or paying cash upon conversion or maturity of the notes when we become obligated to do so, we could seek the consent of the lenders to repurchase the notes or to pay cash upon conversion or maturity, as applicable, or attempt to refinance this other indebtedness. If we do not obtain such a consent or refinance the other indebtedness, we would not be permitted to repurchase the notes or pay cash upon conversion or maturity without potentially causing a default under this indebtedness. Our failure to repurchase tendered notes or pay cash upon conversion or maturity would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

The adjustment to the Conversion Rate for notes converted in connection with certain changes in control may not adequately compensate holders for the lost option time value of their notes as a result of such change in control and may not be enforceable.

If certain changes in control occur on or prior to April 1, 2011, we will increase the Conversion Rate as to the notes converted in connection with the changes in control. The increase in the Conversion Rate will be determined based on the date on which the change in control becomes effective and the price paid per share of common stock in the change in control as described under “Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions”. While this adjustment is designed to compensate you for the lost option time value of your notes as a result of certain changes in control, the adjustment is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the change in control is less than $37.79 or more than $105.00 (subject to adjustment), or if we exercise our right to cause the conversion obligation to be assumed by a public acquirer as described in “Description of the Notes—Conversion Rights—Conversion After a Public Acquirer Change in Control,” there will be no such adjustment. Furthermore, our obligation to make the adjustment could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The trading market for the notes may be limited.

The notes are a new issue of securities for which there is currently no trading market. We do not intend to list the notes on any national securities exchange or automated quotation system. Accordingly, we cannot predict whether an active trading market for the notes will develop or be sustained. If an active trading market for the notes fails to develop or be sustained, the trading price for the notes could fall.

Moreover, even if an active trading market for the notes were to develop, the notes could trade at prices that may be lower than the initial offering price of the notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

The conversion value that you will receive upon conversion of your notes is in part determined by a measure of the volume-weighted average prices of shares of our common stock on The New York Stock Exchange on the twenty consecutive trading days beginning on the second trading day following the day the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.

Your right to convert the notes is conditional, which could impair the value of the notes.

The notes are convertible only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and shares into which the notes would otherwise be convertible. In addition, because of the need to determine the conversion value of the notes, upon conversion of the notes, we will not be required to deliver cash or issue shares to satisfy our conversion obligation under the terms of the indenture until at least 22 trading days after the conversion date. As a result, the value of your notes surrendered for conversion will be subject to market risk pending settlement.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the Notes—Conversion Rights—Conversion Price Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The price at which the notes are convertible into shares of common stock is subject to adjustment under certain circumstances such as stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the Notes—Conversion Rights—Conversion Price Adjustments”. If the Conversion Price is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, holders of the notes would be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that they do not receive such distribution. In addition, non-U.S. holders (as defined in “Certain United States Federal Income Tax Consequences”) of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements, which we may set off against cash payments of interest payable on the notes. Please read “Certain United States Federal Income Tax Consequences”.

We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors.

The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our common stock into which a note would otherwise be convertible. These features could adversely affect the value and the trading prices of the notes.

The price of our common stock, and therefore of the notes, may fluctuate significantly, and this may make it difficult for you to resell the notes or the shares of our common stock issuable upon conversion of the notes when you want or at prices you find attractive.

The price of our common stock on The New York Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes.

The market price of our notes and the underlying common stock may fluctuate in response to numerous factors, many of which are beyond our control. These factors include the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	the operating and stock performance of our competitors;

•	announcements by us or our competitors of new services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in interest rates;

•	general domestic or international economic, market and political conditions;

•	additions or departures of key personnel; and

•	future sales of our common stock.

In addition, the stock markets from time to time experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Future sales of our common stock or equity-related securities in the public market, including sales of our common stock in short sales transactions by purchasers of the notes, could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new stock offerings.

Sales of significant amounts of our common stock or equity-related securities in the public market, or the perception that such sales will occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, including sales of our common stock in short sales transactions by purchasers of the notes, will have on the trading price of our common stock or the value of the notes.

Before conversion, holders of the notes will not be entitled to any stockholder rights, but will be subject to all changes affecting our shares.

If you hold notes, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or distributions. However, the common stock you receive upon conversion of your notes will be subject to all changes affecting our common stock. Except for limited cases under the adjustments to the conversion rate, you will be entitled only to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your notes into shares. For example, if we seek approval from stockholders for a potential merger, or if an amendment is proposed to our certificate of incorporation or bylaws that requires stockholder approval, holders of notes will not be entitled to vote on the merger or amendment.

USE OF PROCEEDS

All sales of the notes or shares of common stock issuable upon conversion of the notes will be by or for the account of the selling securityholders listed in this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the five fiscal years through December 31, 2005 and the three months ended March 31, 2006 are as follows:

	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2006
Ratio of Earnings to Fixed Charges (unaudited)	2.6	3.6	4.1	5.8	6.0	4.1

For purposes of the ratio of earnings to fixed charges, “earnings” represent pre-tax earnings plus fixed charges less capitalized interest plus current period amortization of capitalized interest, and “fixed charges” represent interest on debt, amortization of debt issuance costs, capitalized interest and the interest portion of rental expense on operating leases.

As of the date of this prospectus, we have no preferred stock outstanding.

DESCRIPTION OF THE NOTES

The notes were issued under an indenture, dated as of March 20, 2006, between Waste Connections, Inc. and U.S. Bank National Association, as trustee. The following description is only a summary of the material provisions of the indenture and the notes. We urge you to read the indenture and the notes in their entirety because they, and not this description, define your rights as a holder of the notes. You may request copies of these documents at our address shown under “Incorporation by Reference”. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to “we,” “us,” “ours” and “Waste Connections” include only Waste Connections, Inc. and not its subsidiaries.

General

We issued $200,000,000 aggregate principal amount of notes. The notes are senior unsecured obligations of Waste Connections and mature on April 1, 2026, unless earlier redeemed at our option as described under “—Optional Redemption of Notes”, repurchased by us at a holder’s option at certain dates as described under “—Repurchase of Notes at the Option of the Holder” or repurchased by us at a holder’s option upon a Change in Control of Waste Connections as described under “—Right to Require Repurchase of Notes Upon a Change in Control”. Interest on the notes accrue at a fixed rate, as described under “—Interest”. The indenture does not contain any restriction on:

•	the payment of dividends;

•	the issuance of additional indebtedness; or

•	the repurchase of securities of Waste Connections;

and does not contain any financial covenants. Other than as described under “—Right to Require Repurchase of Notes Upon a Change in Control”, the indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a Change in Control of Waste Connections.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes for U.S. federal income tax purposes. The notes and any such additional notes will constitute a single series of debt securities. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

We will pay the principal of, premium, if any, and interest (including liquidated damages, if any) on the notes at the office or agency maintained by us in the Borough of Manhattan in New York City. Holders may register the transfer of their notes at the same location. We reserve the right to pay interest to holders of the notes by check mailed to the holders at their registered addresses. The notes have been issued in fully registered book-entry form, without coupons, and are represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Ranking

The notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness and senior to any existing and future subordinated indebtedness. The notes rank junior in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing such secured indebtedness.

Creditors of each of our subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the notes. The notes, therefore, are effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries.

As of March 31, 2006, we had, on a consolidated basis, senior indebtedness of approximately $478 million, $227 million of which was secured.

Interest

The notes bear interest at a rate of 3.75% per annum. Interest is payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2006. Interest on the notes accrues from the issue date or, if interest has already been paid, from the date on which it was most recently paid. We will make each interest payment to persons who are holders of record of the notes at the close of business on the immediately preceding March 15 and September 15, whether or not this day is a business day. Interest (including liquidated damages, if any) payable upon redemption or repurchase will be paid to the holders of record unless the redemption or repurchase date is between the close of business on any record date for the payment of interest and the opening of business on the related interest payment date. In this instance, we will pay accrued interest (including liquidated damages, if any) on the notes being redeemed or repurchased up to, but not including, the redemption or repurchase date to the same person to whom we will pay the redemption or repurchase price of the notes. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay the principal of, and interest (including liquidated damages, if any) on, the notes at the office or agency maintained by us with the trustee in the Borough of Manhattan in New York City. We reserve the right to pay interest to holders of any notes in certificated form by check mailed to the holders at their registered addresses. However, a holder of such notes with an aggregate principal amount in excess of $1,000,000 may request payment by wire transfer in immediately available funds to an account in North America.

The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Conversion Rights

Subject to the conditions and during the periods described below, a holder may convert any outstanding notes into cash and, if applicable, shares of our common stock at an initial conversion price per share of $51.00. This is equivalent to an initial conversion rate of 19.6078 shares per $1,000 principal amount of notes.

The conversion price (and resulting conversion rate) is, however, subject to adjustment as described below. A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.

General

Holders may surrender notes for conversion into cash and, if applicable, shares of our common stock prior to the close of business on the maturity date only if one of the following conditions is satisfied:

•	the closing sale price per share of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the calendar quarter in which the conversion occurs is more than 130% of the conversion price per share of our common stock on that thirtieth trading day;

•	we have called the notes for redemption; or

•	upon the occurrence of specified corporate transactions.

Subject to certain exceptions described below under “—Conversion Upon Specified Corporate Transactions” and “—Conversion After a Public Acquirer Change in Control”, once notes are tendered for conversion, holders tendering the notes will be entitled to receive, per $1,000 principal amount of notes, cash and, if applicable, shares of our common stock, the aggregate value of which (the “Conversion Value”) will be equal to the product of:

(1) the Conversion Rate then in effect; and

(2) the VWAPs (as defined below) for the twenty consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) beginning on the second trading day immediately following the day the notes are tendered for conversion (the “Twenty Day Average VWAP”). “VWAP” for a given trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WCN <equity> AQR” in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as our board of directors determines in good faith using a volume-weighted method).

Such twenty consecutive trading-day period is referred to herein as the “Cash Settlement Period”.

Subject to certain exceptions described below and except for conversions described under “—Conversion Upon Specified Corporate Transactions” and “—Conversion After a Public Acquirer Change in

Control”, we will deliver the Conversion Value of the notes surrendered for conversion to converting holders as follows:

(1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted;

(2) if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in whole shares (the “Net Shares”), equal to the sum of the Daily Share Amounts (as defined below) for each trading day during the Cash Settlement Period; and

(3) an amount in cash in lieu of any fractional shares of common stock.

The cash payment for fractional shares also will be based on the Twenty Day Average VWAP.

“Daily Share Amount” for each $1,000 principal amount of notes and each trading day in the Cash Settlement Period, is equal to the greater of (i) zero and (ii) the quotient of (A) 5% of the difference between (x) the product of the Conversion Rate (plus any additional shares as described under “— Conversion Rights — Conversion upon Specified Corporate Transactions”) and the VWAP of our common stock for such date, and (y) $1,000, divided by (B) the VWAP of our common stock for such day.

The Conversion Value, Principal Return, Daily Share Amount and the number of Net Shares will be determined by us at the end of the Cash Settlement Period (the “Determination Date”).

We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after the Determination Date, but in no event later than four business days thereafter, subject to certain exceptions described under “—Conversion Rights—Conversion Upon Specified Corporate Transactions” and “—Conversion Rights—Conversion After a Public Acquirer Change in Control”.

Delivery of the Principal Return, Net Shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the notes and accrued interest payable on the notes, except as described below. Accrued interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the Conversion Price to account for accrued interest.

Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued but unpaid interest (including liquidated damages, if any) on a converted note, or on account of dividends or distributions on shares of our common stock issued in connection with the conversion. If notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such notes at the close of business on the regular record date will receive the interest (including liquidated damages, if any) payable on such notes on the corresponding interest payment date notwithstanding the conversion. In such event, when the holder surrenders the note for conversion, the holder must deliver payment to us of an amount equal to the interest (including liquidated damages, if any) payable on the interest payment date on the principal amount to be converted. The foregoing sentence shall not apply to (i) notes called for redemption on a redemption date within the period between the close of business on the record date and the business day immediately following the next interest payment date (ii) notes surrendered for conversion if we have specified a repurchase date following a Change in Control that is after the close of business on the record date and on or prior to the next interest payment date or (iii) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such notes.

If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice in accordance with the provisions of the indenture, together, if the notes are in certificated form, with the certificated security, to the trustee who will, on your behalf, convert the notes into cash and shares of our common stock. You may obtain copies of the required form of the conversion notice from the trustee. If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder on April 1, 2011, 2016 and 2021 or as a result of a Change in Control, such note may be converted only if the notice of election is withdrawn as described under “—Repurchase of Notes at the Option of the Holder” or “—Right to Require Repurchase of Notes Upon a Change in Control”.

The “common stock price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions on the principal national securities exchange or other quotation system on which our common stock is quoted or listed or admitted to trading on such day or, if our common stock is not quoted or listed or admitted to trading on a national securities exchange or quotation system, as reported by the National Quotation Bureau Incorporated, or similar generally accepted reporting service or, if such average is not so available, determined in such manner as furnished by any New York Stock Exchange member firm selected from time to time by our board of directors for that purpose, or if not so determinable as provided under any applicable alternative above, a price per share of common stock determined in good faith by our board of directors or, to the extent permitted by applicable law, a duly authorized committee thereof, whose determination shall be conclusive.

Our ability to pay cash upon conversion of the notes is subject to important limitations. Any of our future credit agreements or other agreements relating to our indebtedness could contain provisions prohibiting the payment of cash upon conversion of the notes. Our failure to pay cash upon conversion would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. See “Risk Factors—Risks Related to an Investment in the Notes and Our Common Stock—We may not be able to repurchase the notes or pay cash upon conversion or maturity of the notes when required to”.

A “trading day” means any regular or abbreviated trading day of The New York Stock Exchange.

Conversion Upon Satisfaction of Market Price Condition

A holder may surrender any of its notes for conversion during any calendar quarter if the closing sale price per share of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter, exceeds 130% of the prevailing conversion price per share of our common stock on that thirtieth trading day. The conversion agent, which will initially be the trustee, will, on our behalf, determine at the end of each quarter if the notes are convertible as a result of the market price of the share and notify us.

Conversion Upon Notice of Redemption

A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if it is not otherwise convertible at such time.

Conversion Upon Specified Corporate Transactions

If we elect to:

a)	distribute to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; or

a)	distribute to all or substantially all holders of our common stock cash, other assets, debt securities or certain rights or warrants to purchase our securities, which distribution has a per share value exceeding 10% of the common stock price on the trading day immediately preceding the date that such distribution was first publicly announced, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note otherwise participates in the distribution on an as-converted basis (solely into shares of our common stock at the then applicable Conversion Price) without conversion of such holder’s notes.

In addition, if we are a party to a reclassification, consolidation, merger, share exchanges, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, a holder may surrender its notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of such transaction until and including the date that is 15 days after the actual effective date of such transaction (or if such transaction also constitutes a Change in Control, until the Change in Control repurchase date). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction (but in no event less than 15 days prior to the effective date of such transaction).

If you elect to convert your notes in connection with a corporate transaction described above that occurs on or prior to April 1, 2011 that constitutes a Change in Control as defined under “—Right to Require Repurchase of Notes Upon a Change in Control” (other than a Change in Control relating to the composition of our board of directors), and 10% or more of the fair market value of the consideration for the common stock in the corporate transaction consists of (i) cash (not including cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights), (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, which we refer to as a “non-stock change in control,” we will decrease the Conversion Price for the notes surrendered for conversion, which will increase the Conversion Rate by a number of shares (“the additional shares”) during the period commencing on the date which is 15 days prior to the anticipated effective date of such transaction and ending 15 days after the effective date (the “effective date”) of such transaction as described below.

The increase in the conversion rate will be expressed as a number of additional shares per $1,000 principal amount of notes and will be determined by reference to the table below, based on the effective date and the share price (the “share price”) paid per share of common stock in such corporate transaction. If holders of shares of our common stock receive only cash in the corporate transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the common stock price on the five trading days prior to but not including the effective date of the non-stock change in control.

The share prices set forth in the first column of the table below (i.e., row headers) will be adjusted as of any date on which the Conversion Price of the notes is adjusted, as described below under “—Conversion Price Adjustments”. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the denominator of which is the Conversion Price immediately prior to the adjustment giving rise to the share price adjustment and the numerator of which is the Conversion Price as so adjusted. The number of additional shares will be adjusted in the same manner as the Conversion Price as set forth under “—Conversion Price Adjustments” below on an inversely proportional basis.

The following table sets forth the increase in the Conversion Rate, expressed as a number of additional shares to be received per $1,000 principal amount of notes.

	Effective Date
Share Price	3/20/06	4/1/07	4/1/08	4/1/09	4/1/10	4/1/11
$37.79	6.8568	6.5472	6.2795	6.1030	6.2839	0.0000
$42.00	5.3263	4.9017	4.4715	4.0207	3.7772	0.0000
$47.00	4.0855	3.5887	3.0533	2.4086	1.5376	0.0000
$52.00	3.2680	2.7486	2.1838	1.4937	0.3523	0.0000
$57.00	2.7367	2.2252	1.6795	1.0441	0.3214	0.0000
$65.00	2.2670	1.8002	1.3246	0.8172	0.2819	0.0000
$75.00	1.9600	1.5545	1.1448	0.7083	0.2443	0.0000
$85.00	1.7294	1.3716	1.0101	0.6249	0.2156	0.0000
$95.00	1.5474	1.2273	0.9038	0.5592	0.1929	0.0000
$105.00	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The share prices and additional share amounts set forth above are based upon the last reported sales price of our common stock of $37.79 on March 14, 2006 and an initial Conversion Price of $51.00.

Notwithstanding the foregoing, in no event will the Conversion Rate exceed 26.4620 per $1,000 principal amount of notes, subject to adjustments in the same manner as the Conversion Price as set forth under “—Conversion Price Adjustments” below on an inversely proportional basis.

The exact share prices and effective dates may not be set forth in the table above, in which case if the share price is:

•	between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

•	in excess of $105.00 per share (subject to adjustment), no increase in the Conversion Rate will be made; and

•	less than $37.79 per share (subject to adjustment), no increase in the Conversion Rate will be made.

Our obligations to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion After a Public Acquirer Change in Control

Notwithstanding the foregoing, and in lieu of adjusting the Conversion Rate as set forth above, in the case of a non-stock change in control constituting a “public acquirer change in control” (as defined below) we may elect that, from and after the effective date of such public acquirer change in control, the right to convert a note will be changed into a right to convert a note into a number of shares of “acquirer common stock” (as defined below) at the Conversion Rate specified below. At any time prior to the twentieth day immediately preceding the proposed effective date of the public acquirer change in control, we may irrevocably elect to deliver cash and shares of acquirer common stock, if any, in the same manner described above under “—General”. The Conversion Rate on and following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:

•	the Conversion Rate in effect immediately prior to the effective date of such public acquirer change in control, times

•	the average of the quotients obtained, for each trading day in the 10 consecutive trading day period commencing on the trading day next succeeding the effective date of such public acquirer change in control (the “valuation period”), of:

(i) the “acquisition value” of our common stock on each such trading day in the valuation period, divided by

(ii) the closing sale price of the acquirer common stock on each such trading day in the valuation period.

The “acquisition value” of our common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our common stock in connection with such public acquirer change in control, as follows:

•	for any cash, 100% of the face amount of such cash;

•	for any acquirer common stock, 100% of the closing sale price of such acquirer common stock on each such trading day; and

•	for any other securities, assets or property, 102% of the fair market value of such security, asset or property on each such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.

After the adjustment of the Conversion Rate in connection with a public acquirer change in control, the Conversion Rate will be subject to further similar adjustments in the event that any of the events described above occur thereafter.

A “public acquirer change in control” is any transaction described in clause (i) of the definition of change in control below where the acquirer, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate ordinary voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors, but in each case other than us, has a class of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change in control. We refer to such acquirer’s or other entity’s class of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change in control as the “acquirer common stock.”

Conversion Price Adjustments

We will adjust the conversion price if (without duplication):

(1) we issue common stock as a dividend or distribution on our common stock;

(2) we subdivide, combine or reclassify our common stock;

(3) we issue to all or substantially all holders of our common stock rights, warrants or options entitling them (for a period expiring not more than 60 days after the record date of such issuance) to subscribe for or purchase shares of our common stock at less than the then current market price;

(4) we distribute to all or substantially all holders of common stock evidences of our indebtedness, shares of capital stock (other than common stock), securities, cash, property, rights, warrants or options, excluding:

•	those rights, warrants or options referred to in clause (3) above;

•	any dividend or distribution paid exclusively in cash referred to in clause (5) below; and

•	any dividend or distribution referred to in clause (1) above;

(5) we declare a cash dividend or cash distribution to all of the holders of our common stock. If we declare such a cash dividend or cash distribution, the Conversion Price shall be decreased to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price — Dividend Adjustment Amount)

(Pre-Dividend Sale Price)

provided that no adjustment to the Conversion Price will be made if we provide that holders of notes will participate in the cash dividend or cash distribution without conversion; provided further, that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (5), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the cash and shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted its notes immediately prior to the record date for such cash dividend or cash distribution at the Conversion Rate and for the Conversion Value in effect at such time. “Pre-Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution. “Dividend Adjustment Amount” means the full amount of the cash dividend or cash distribution applicable to one share of our common stock; or

(6) we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock that is subject to the tender offer rules, and the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made.

The conversion price will not be adjusted until adjustments amount to 1% or more of the conversion price as last adjusted. We will carry forward any adjustment we do not make and will include it in any future adjustment.

If our common stock is converted into the right to receive cash, securities or other property as a result of any reclassification or change in our common stock, consolidation, merger, share exchange, sale of all or substantially all of our assets or other transaction, each note then outstanding would, without the consent of any holders of notes, become convertible only into the kind and amount of cash, securities and other property (the “reference property”) which the holder of such note would have received if the holder had converted the note immediately prior to the transaction. However, at and after the effective time of the transaction, the amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the Conversion Value will be calculated based on the fair value of the reference property. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing. However, if the transaction described above also constitutes a “public acquirer change in control,” then we may in certain circumstances elect to change the conversion right in the manner described under “—Conversion Upon Specified Corporate Transactions” in lieu of changing the conversion right in the manner described in this paragraph. We will not issue fractional shares to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based upon the market price. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in a reclassification, consolidation, merger, share exchange, sale of all or substantially of our assets or other transaction that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration into which the notes shall be convertible from and after the effective date of such transaction, in each case, for purposes of all outstanding notes, treated as a single class.

To the extent that we implement a stockholder rights plan (i.e., a poison pill), upon conversion of the notes into common stock, you will receive, in addition to the cash and common stock, if any, due upon conversion, the rights under the rights plan. So long as we comply with the preceding sentence, a distribution of rights pursuant to the rights plan will not trigger a conversion rate adjustment.

If we make a distribution of property to our stockholders which would be taxable to them as a dividend for federal income tax purposes and the conversion price of the notes is decreased, this decrease may be deemed to be the receipt of taxable income to U.S. holders (as defined in “Certain United States Federal Income Tax Consequences”) of notes and would generally result in withholding taxes for non-U.S. holders (as defined in “Certain United States Federal Income Tax Consequences”) of notes. Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax applicable to non-U.S. holders against cash payments of interest payable on the notes. See “Certain United States Federal Income Tax Consequences—U.S. Holders—Constructive Distributions” and “—Non-U.S. Holders—Dividends”.

In addition, we may make any decreases in the conversion price that our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as such for income tax purposes or for any other reason.

Optional Redemption of Notes

At any time on or after April 1, 2010, we may redeem the notes in whole, or from time to time, in part, at our option on at least 30 days’ notice, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including liquidated damages, if any) thereon to but not including the redemption date and, if redeemed prior to April 1, 2011, the “make whole” payment (as defined below).

The “make whole” payment shall be equal to the present value of all remaining scheduled payments of interest on the notes to be redeemed through and including April 1, 2011. The present value of the remaining interest payments will be computed using a discount rate equal to the Treasury Yield. “Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity of one year (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519)) that has become publicly available at least two business days prior to the date fixed for conversion (or, if such Statistical Release is no longer published, any publicly available source for similar market data).

We must pay these “make whole” payments on all notes called for redemption prior to April 1, 2011, including on any notes converted after the date we provide notice of redemption.

If we opt to redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any note of a denomination larger than $1,000.

Repurchase of Notes at the Option of the Holder

A holder has the right to require us to repurchase all or a portion of the notes on April 1, 2011, 2016 and 2021. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes on the date of purchase, plus accrued and unpaid interest (including liquidated damages, if any) to but not including the date of repurchase. To exercise the repurchase right, the holder of a note must deliver, during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day before the repurchase date, a written notice to us and the trustee of such holder’s exercise of the repurchase right. This notice must be accompanied by certificates evidencing the note or notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

No notes may be repurchased by us at the option of the holders if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

We will comply with the provisions of the Exchange Act that may be applicable at the time of our repurchase notice.

For a discussion of the tax treatment to a holder of the notes upon repurchase at the option of the holder, see “Certain United States Federal Income Tax Consequences —U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes” and “—Non-U.S. Holders— Sale, Exchange, Redemption or Other Taxable Disposition of the Notes or Common Stock”.

Mandatory Redemption

Except as set forth under “—Right to Require Repurchase of Notes Upon a Change in Control” and “—Repurchase of Notes at the Option of the Holder”, we are not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Right to Require Repurchase of Notes Upon a Change in Control

If a Change in Control (as defined below) occurs, each holder of notes may require that we repurchase all or a portion of the holder’s notes on the date fixed by us that is not less than 45 nor more than 60 days after we give notice of the Change in Control. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes on the date of purchase, plus accrued and unpaid interest (including liquidated damages, if any) to but not including the date of repurchase.

“Change in Control” means the occurrence of one or more of the following events: (i) consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of the consolidated assets of ours and our subsidiaries substantially as an entirety) or a series of related transactions or events pursuant to which our common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our common stock immediately prior to such transaction beneficially own, directly or indirectly, shares of common stock representing a majority of the total voting power of all outstanding classes of common stock of the surviving or transferee person in substantially the same proportion amongst themselves as such ownership immediately prior to such transaction; (ii) the approval by the holders of capital stock of Waste Connections of any plan or proposal for the liquidation or dissolution of Waste Connections (whether or not otherwise in compliance with the provisions of the applicable indenture); (iii) any person or group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by Waste Connections’ issued and outstanding voting stock of, or any successor to, all or substantially all of Waste Connections’ assets; or (iv) the first day on which a majority of the members of Waste Connections’ board of directors are not Continuing Directors.

The definition of Change in Control includes a phrase relating to the sale, lease, exchange or other transfer of “all or substantially all” of the assets of Waste Connections and its subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Waste Connections to repurchase such notes as a result of a sale, lease, exchange or other transfer of less than all of the assets of Waste Connections and its subsidiaries taken as a whole to another person or group may be uncertain.

Notwithstanding the foregoing, a holder will not have the right to require us to repurchase its notes upon a Change in Control if, in the case of clause (i) of the definition of a “Change in Control”, 90% or more of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights, in the transaction or transactions consists of shares of common stock traded or to be traded immediately following a Change in Control on a U.S. national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the notes become convertible into that common stock (and any rights attached thereto).

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Waste Connections who (i) was a member of such board of directors on the date of the original issuance of the notes or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the notes which is to be paid on the date of repurchase.

Our ability to repurchase notes upon a Change in Control is subject to important limitations. A Change in Control would constitute an event of default under our senior secured revolving credit facility and could constitute an event of default under our future indebtedness. Our failure to repurchase notes upon a Change in Control would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. See “Risk Factors—Risks Related to an Investment in the Notes and Our Common Stock—We may not be able to repurchase the notes or pay cash upon conversion or maturity of the notes when required to”.

On or before the 30th day after the Change in Control, we must mail to the trustee and all holders of the notes a notice of the occurrence of the Change in Control, stating:

•	the repurchase date;

•	the date by which the repurchase right must be exercised;

•	the repurchase price for the notes; and

•	the procedures which a holder of notes must follow to exercise the repurchase right.

To exercise the repurchase right, the holder of a note must deliver, on or before the third business day before the repurchase date, a written notice to us and the trustee of the holder’s exercise of the repurchase right. This notice must be accompanied by certificates evidencing the note or notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

No notes may be repurchased by us at the option of the holders upon a Change in Control if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a Change in Control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Our ability to pay cash to holders of notes following the occurrence of a Change in Control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to an Investment in the Notes and Our Common Stock—We may not be able to repurchase the notes or pay cash upon conversion or maturity of the notes when required to”.

If a Change in Control occurs and the holders exercise their rights to require us to repurchase notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any repurchase.

The term “beneficial owner” shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that a person shall be deemed to have “beneficial ownership” of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of any of the notes, consolidate with, or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to, any other person, if:

•	we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, is a corporation organized under the laws of any U.S. jurisdiction and expressly assumes our obligations under the indenture and the notes by means of a supplemental indenture entered into with the trustee; and

•	after giving effect to the transaction, no Event of Default and no event which, with notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing.

Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Waste Connections under the indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the notes.

Modification and Waiver

We and the trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. Without the consent of each holder of an outstanding note, however, no supplemental indenture may, among other things:

•	change the stated maturity of the principal of, or any installment of interest (including liquidated damages, if any) on, any note;

•	reduce the principal amount of, or the premium or rate of interest (including liquidated damages, if any) on, any note;

•	change the currency in which the principal of any note or any premium or interest is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note when due;

•	adversely affect the right provided in the indenture to convert any note;

•	modify the provisions of the indenture relating to our requirement to offer to repurchase notes upon a Change in Control or at the option of the holders in a manner adverse to the holders of the notes;

•	reduce the percentage in principal amount of the outstanding notes necessary to modify or amend the indenture or to consent to any waiver provided for in the indenture; or

•	waive a default in the payment of principal of, or any premium or interest (including liquidated damages, if any) on, any note.

The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture other than as provided in the preceding paragraph; and

•	waive any past default under the indenture and its consequences, except a default in the payment of the principal of or any premium or interest (including liquidated damages, if any) on any note or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Without the consent of any holders of notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;

•	to evidence a successor to us and the assumption by the successor of our obligations under the indenture and the notes;

•	to make any change that does not adversely affect the rights of any holder of the notes;

•	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act; or

•	to complete or make provision for certain other matters contemplated by the indenture.

Events of Default

Each of the following is an “Event of Default”:

(1) a default in the payment of any interest (including liquidated damages, if any) upon any of the notes when due and payable, continued for 30 days;

(2) a default in the payment of the principal of and premium, if any, on any of the notes when due, including on a redemption or repurchase date;

(3) we fail to deliver the Principal Return, the Net Shares or any cash in lieu of fractional shares, as the case may be, upon conversion of the notes within the time period required by the indenture, and such failure continues for a period of five (5) business days;

(4) failure to pay when due the principal of or interest on indebtedness for money borrowed by us or our subsidiaries in excess of $20.0 million, or the acceleration of that indebtedness that is not withdrawn within 15 days after the date of written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding notes;

(5) a default by us in the performance, or breach, of any of our other covenants in the indenture which are not remedied by the end of a period of 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding notes; or

(6) events of bankruptcy, insolvency or reorganization of Waste Connections or any Significant Subsidiary of Waste Connections.

If an Event of Default described in clauses (1), (2), (3), (4) or (5) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of, and accrued interest on, all notes to be immediately due and payable. This declaration may be rescinded if the conditions described in the indenture are satisfied. If an Event of Default of the type referred to in clause (6) occurs, the principal amount of and accrued interest on the outstanding notes will automatically become immediately due and payable.

“Significant Subsidiary” means a “Significant Subsidiary” as defined in Regulation S-X under the Exchange Act.

Within 90 days after a default, the trustee must give to the registered holders of notes notice of all uncured defaults known to it. The trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interests of the registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest (including liquidated damages, if any) on, any of the notes when due or in the payment of any redemption or repurchase obligation.

The holders of not less than a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest (including liquidated damages, if any) when due or the right to convert a note in accordance with the indenture, no holder may institute a proceeding or pursue any remedy with respect to the indenture or the notes unless it complies with the conditions provided in the indenture, including:

•	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy; and

•	holders have offered the trustee security or indemnity satisfactory, to the trustee against any loss, liability or expense.

We are required to deliver to the trustee annually a certificate indicating whether the officers signing the certificate know of any default by us in the performance or observance of any of the terms of the indenture. If the officers know of a default, the certificate must specify the status and nature of all defaults.

Form, Denomination and Registration

We initially issued the notes in the form of one global note. The global note has been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Ownership of beneficial interests in a global note will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such global note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer or pledge beneficial interests in a global note. Payment of principal of and interest on notes represented by a global note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A global note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global note is exchangeable for certificated notes only if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for such global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days of such notice;

•	we in our discretion at any time determine not to have all the notes represented by such global note; or

•	there shall have occurred and be continuing a default or an Event of Default with respect to the notes represented by such global note.

Any global note that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such global note may direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a global note becomes exchangeable for certificated notes,

•	certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

•	payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at our office or agency maintained for such purposes, and

•	no service charge will be made for any registration of transfer or exchange of the certificated notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

So long as DTC or any successor depositary for a global note, or any nominee, is the registered owner of such global note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. Except as set forth above, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such global note. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is:

•	a limited-purpose trust company organized under the Banking Law of the State of New York;

•	a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Exchange Act.

DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. DTC may discontinue providing its services as depositary with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, certificated notes are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor depositary. In that event, certificated notes will be printed and delivered. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Notices

Except as otherwise described in this prospectus, notice to registered holders of the notes will be given by mail to the holders at the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Notes

We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of lost, stolen or destroyed notes, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the notes before a replacement note will be issued.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any repurchase date, or upon conversion or otherwise, cash and shares of our common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Trustee, Paying Agent and Conversion Agent

U.S. Bank National Association (successor to State Street Bank and Trust Company of California, N.A. will initially act as trustee, paying agent and conversion agent for the notes. The indenture will contain certain limitations on the rights of the trustee, should it become a creditor of Waste Connections, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict or resign.

Payment of Stamp and Other Taxes

We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Governing Law

The indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes are convertible, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to holders who hold the notes and the common stock into which such notes are convertible as capital assets. This summary also does not address the effect of the United States federal estate or gift tax laws or the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	persons that own, or are deemed to own, more than 5% of Waste Connections (except to the extent specifically set forth below);

•	persons that are S-corporations, partnerships or other pass-through entities;

•	persons that, on the date of acquisition of the notes, own notes with a fair market value of more than 5% of the aggregate fair market value of our common stock;

•	expatriates and certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a U.S. holder of the notes and the common stock into which such notes are convertible. Certain consequences to “non-U.S. holders” of the notes and the common stock into which such notes are convertible are described under “—Non-U.S. Holders” below. “U.S. holder” means a holder of a note that is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payments of Interest on the Notes

You generally will be required to recognize any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with your method of accounting for United States federal income tax purposes.

Original Issue Discount

The notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes and, accordingly, you will be subject to special rules relating to the accrual of income for tax purposes. You must generally include OID in gross income for United States federal income tax purposes on an annual basis under a constant yield accrual method regardless of your regular method of tax accounting. As a result, you will include OID in income in advance of the receipt of cash attributable to such income.

The notes will be treated as issued with OID equal to the excess of a note’s “stated redemption price at maturity” over its “issue price”. The stated redemption price at maturity of a note is the total of all payments on the note that are not payments of “qualified stated interest.” A qualified stated interest payment is a payment of stated interest unconditionally payable, in cash or property (other than our debt instruments), at least annually at a single fixed rate during the entire term of the note that appropriately takes into account the length of intervals between payments. Stated interest on the notes will be treated as qualified stated interest, and thus the stated redemption price at maturity of a note will equal its stated principal amount. The issue price of the notes is the first price at which a substantial amount of the notes are sold to the public (not including sales to bond houses, brokers, or similar person or organizations acting in the capacity of underwriters, placements agents, or wholesalers).

The amount of OID includible in income by you is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion thereof in which you hold such note. A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of qualified stated interest allocable to such accrual period. The “adjusted issue price” of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note (other than payments of qualified stated interest).

Market Discount

If you acquire a note at a cost that is less than its “revised issue price,” the amount of such difference is treated as “market discount” for federal income tax purposes, unless the difference is less than a statutorily defined de minimis amount. For this purpose, the revised issue price of a note equals the note’s issue price plus the amount of accrued original issue discount on such note as of the time you acquired such note.

Under the market discount rules of the Code, you are required to treat any partial principal payment on, or any gain realized on the sale, exchange, redemption or other disposition of, a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such note is disposed of in certain nonrecognition transactions in which you receive property the basis of which is determined in whole or in part by reference to the basis of the note, you must include accrued market discount as income at the time of the transaction to the extent of the gain recognized. To the extent not included in income at the time of the nonrecognition transaction, the accrued market discount is recognized as ordinary income upon the disposition of such property. In general, the amount of market discount that has accrued is determined on a ratable basis. You may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, you may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. You may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments that you acquire on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS. Your tax basis in a note will be increased by the amount of market discount included in your income under the election.

Acquisition Premium

If you purchase a note at an “acquisition premium”, the amount of OID that you include in income is reduced to reflect the acquisition premium. You will be treated as having purchased a note at an acquisition premium if its adjusted basis, immediately after its purchase, is:

•	less than or equal to the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, and

•	greater than the note’s adjusted issue price.

If you purchase a note at an acquisition premium, you will reduce the amount of OID that you would otherwise include in income during an accrual period by an amount equal to:

•	the amount of OID otherwise includible in income, multiplied by

•	a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its purchase by you over the note’s adjusted issue price, and the denominator of which is the excess of all amounts payable after the purchase date, other than payments of qualified stated interest, over the note’s adjusted issue price.

As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, you may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above under “—Original Issue Discount”.

Amortizable Bond Premium

If you purchase a note for an amount in excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, you will be considered to have purchased the note with “amortizable bond premium” in an amount equal to the excess (reduced, however, by any premium attributable to the conversion feature of the note). In such case, you will be exempt from the requirement to include OID on the notes in income currently.

Generally, you may elect to amortize such amortizable bond premium as an offset to qualified stated interest otherwise required to be included in income with respect to the note during the taxable year, using a constant yield method, over the remaining term of the note (or, if it results in a smaller amount of amortizable premium, until an earlier call date). Under Treasury Regulations, if the amortizable bond premium allocable to an accrual period exceeds the amount of qualified stated interest allocable to the accrual period, the excess would be allowed as a deduction for the accrual period, but only to the extent of your prior interest inclusions on the note. If any of the excess amortizable bond premium is not deductible, that amount is carried forward to the next accrual period. If you elect to amortize bond premium, you must reduce your tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by you and may be revoked only with the consent of the IRS. If you do not elect to amortize bond premium, then you must include the full amount of each interest payment in income as it accrues or is paid, and amortizable bond premium will not be taken into account until you receive principal payments on the note or you sell or otherwise dispose of the note.

Election to Treat All Interest as Original Issue Discount

You may elect to include in gross income all interest that accrues on a note, including any stated interest, original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium, by using the constant yield method described above under “—Original Issue Discount.” This election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by you with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the permission of the IRS. This election for a note with amortizable bond premium will result in a deemed election to amortize premium on a constant yield method for the note and for all other debt instruments that you hold or subsequently acquire on or after the first day of the first taxable year to which the election applies, and may be revoked only with the permission of the IRS. Your basis in a note will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note (other than a conversion of a note into cash and our common stock described below under “—Conversion of the Notes”), you generally will recognize capital gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which generally will be taxable as ordinary income) and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the amount you paid for the note and will be subsequently increased by any OID and market discount previously included in gross income with respect to the note and decreased by the amount of any payments (other than qualified stated interest) received by you and any amortizable bond premium with respect to the note which has been taken into account.

Any gain or loss recognized on a sale, exchange, redemption or other taxable disposition of a note will be capital gain or loss, except as described above under “—Market Discount.” Such capital gain or loss will be long-term capital gain or loss if, at the time of such disposition, you have held the note for more than one year. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Conversion of the Notes

If you convert a note and we deliver a combination of cash and our common stock, you will recognize any gain (but not loss) realized, but only to the extent that such gain does not exceed the cash received (other than cash received that is attributable to accrued interest income and other than cash received in lieu of a fractional share of common stock), subject to the discussion below under “—Constructive Distributions” regarding the possibility that the adjustment to the conversion price of notes converted in connection with certain changes in control, as described under “Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions”, may be treated as a taxable distribution. Any gain recognized would generally be a capital gain, except as described above under “—Market Discount,” and would be taxable as described under “—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes”, above.

Cash received in lieu of a fractional share of common stock upon a conversion of a note should be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share of common stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share of common stock and your tax basis in the fractional share, as described under “—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes”. Cash received that is attributable to accrued interest income not previously included in income will be taxable as ordinary income.

Your tax basis in any common stock received from us in exchange for a note will generally equal your adjusted tax basis in the note at the time of the exchange, reduced by any basis allocable to a fractional share, reduced by the amount of cash received in the exchange (other than cash received that is attributable to accrued interest income not previously included in income and other than cash received in lieu of a fractional share of common stock) and increased by the amount of any gain recognized by you on the exchange (other than gain with respect to a fractional share). The holding period for common stock received on conversion will generally include the holding period of the note converted. To the extent the fair market value of shares of common stock received is attributable to accrued interest, the fair market value of such stock will generally be taxable as ordinary interest income (as discussed above in “—Payments of Interest on the Notes”), your tax basis in such shares generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the day after the date of conversion.

If you convert a note and we deliver solely cash in satisfaction of our obligation, you would generally be subject to the rules described under “ —Sale, Exchange, Redemption or Other Taxable Disposition of the Notes”, above.

In the event we undergo a “public acquirer change in control,” as defined under “Description of the Notes—Conversion Rights—Conversion After a Public Acquirer Change in Control”, the Conversion Rate and the related conversion obligation may be adjusted such that you would be entitled to convert your notes into shares of common stock of the public acquirer. Depending on the facts and circumstances at the time of such change in control, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for United States federal income tax purposes. You should consult your tax advisor regarding the United States federal income tax consequences of such an adjustment upon a public acquirer change in control.

Constructive Distributions

Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. For example, a constructive distribution would result if the Conversion Price were adjusted to compensate holders of notes for distributions of cash to our stockholders. The adjustment to the Conversion Price of notes converted in connection with certain changes in control, as described under “Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions”, may also be treated as a constructive distribution. If such adjustments are made, you may be deemed to have received constructive distributions includible in your income in the manner described below under “—Distributions on the Common Stock” even though you have not received any cash or property as a result of such adjustments (though it is not entirely clear whether the dividends-received deduction or the lower applicable capital gains rate described in “—Distributions on the Common Stock” would apply to such a constructive distribution). In addition, in certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Distributions on the Common Stock

Distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of your adjusted tax basis in the common stock, and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for the dividends-received deduction, and dividends received by non-corporate U.S. holders generally will be subject to tax at the lower applicable capital gains rate for the taxable years prior to January 1, 2009, provided in each case that certain holding period requirements are satisfied.

Sale, Exchange or Other Taxable Disposition of the Common Stock

Upon the sale, exchange or other taxable disposition of our common stock, you generally will recognize capital gain or loss, except as discussed above under “—Market Discount,” equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such disposition and (ii) your adjusted tax basis in such common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for our common stock exceeds one year at the time of such disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of United States federal income tax. Your adjusted tax basis and holding period in common stock received upon a conversion of a note are determined as discussed above under “—Conversion of the Notes”. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

We are required to furnish to the record holders of the notes and common stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid (including the amount of OID accrued) on the notes and dividends paid on the common stock.

You may be subject to backup withholding with respect to interest (including OID) paid on the notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the notes or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (i) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (iv) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes and the common stock into which such notes are convertible. For purposes of this discussion, a “non-U.S. holder” means a holder that is not a U.S. holder.

Payments of Interest on the Notes

You will not be subject to the 30% United States federal withholding tax with respect to payments of interest (including OID) on the notes, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person;”

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)), or you hold your notes through certain foreign intermediaries and you and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

If you cannot satisfy the requirements described above, you will be subject to the 30% United States federal withholding tax with respect to payments of interest (including OID) on the notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that the interest (including OID) is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business. If you are engaged in a trade or business in the United States and interest (including OID) on a note is effectively connected with your conduct of that trade or business, you will be subject to United States federal income tax on that interest (including OID) on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes or Common Stock

Any gain realized by you on the sale, exchange, redemption or other disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as described above) or a share of common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met; or

•	in the case of common stock, we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

If your gain is described in the first bullet point above, you generally will be subject to United States federal income tax on the net gain derived from the sale. If you are a corporation, then you may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any such effectively connected gain. If you are an individual described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules. In addition, such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the notes or the common stock.

We do not believe that we are currently, and do not anticipate becoming, a United States real property holding corporation. Even if we were, or were to become, a United States real property holding corporation, no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Conversion of the Notes

To the extent you receive cash upon conversion of a note, you generally would be subject to the rules described under “—Non-U.S. Holders—Sale, Exchange or Redemption of the Notes or Common Stock” above. Otherwise, you generally will not recognize any income, gain or loss on the conversion of a note into common stock.

Dividends

In general, dividends, if any, received by you with respect to our common stock (and any deemed dividends resulting from certain adjustments, or failures to make certain adjustments, to the Conversion Price of the notes, see “—U.S. Holders—Constructive Distributions” above) will be subject to withholding of United States federal income tax at a 30% rate, unless such rate is reduced by an applicable United States income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to United States federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable United States income tax treaty.

In order to claim the benefit of a United States income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed and updated IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under “—Non-U.S. Holders—Payments of Interest on the Notes”. In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest (including OID) or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

SELLING SECURITYHOLDERS

The notes were originally issued by Waste Connections and sold by the initial purchaser of the notes in a transaction exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act of 1933. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of common stock into which the notes are convertible.

The following table sets forth information, as of May 11, 2006, with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act of 1933. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $200,000,000 aggregate principal amount of notes outstanding.

The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at the initial conversion rate of 19.6078 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible.

Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any positions or office or has had any material relationship with us within the past three years, with the exception of Citigroup Global Markets Incorporated, which acted as an initial purchaser in the original issuance of the notes on March 20, 2006.

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Percentage of Common Stock Outstanding(1)	Common Stock Offered Hereby(2)
1976 Distribution Trust FBO A.R. Lauder/ Zinter Hoter	3,000	*	*	59
2000 Revocable Trust FBO A.R. Lauder/ Zinter Hoter	3,000	*	*	59
Alabama Childrens’ Hospital Foundation (5)	115,000	*	*	2,255
Alcon Laboratories	286,000	*	*	5,608

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Percentage of Common Stock Outstanding(1)	Common Stock Offered Hereby(2)
Aloha Airlines Non-Pilots Pension Trust (5)	60,000	*	*	1,176
Arlington County Employees Retirement System	538,000	*	*	10,549
Associated Electric & Gas Services Limited (6)	500,000	*	*	9,804
Attorneys Title Insurance Fund (5)	105,000	*	*	2,059
Boilermaker Blacksmith Pension Trust (5)	2,200,000	1.10%	*	43,137
British Virgin Islands Social Security Board	96,000	*	*	1,882
Celanese Americas Corporation (6)	350,000	*	*	6,863
Cervantes Portfolio LLC (6)	200,000	*	*	3,922
Cigna – Connecticut General Life Insurance Company (6)	900,000	*	*	17,647
Cigna – Connecticut Life Insurance Company of North America (6)	250,000	*	*	4,902
Citigroup Global Markets Inc. (3)	9,100,000	4.55%	*	178,431
City and County of San Francisco Retirement System	824,000	*	*	16,157
City University of New York	84,000	*	*	1,647
D.E. Shaw Valence Portfolios, LLC (7)	20,000,000	10.00%	*	392,156
DBAG London (8)	2,502,000	1.25%	*	49,059
Delta Airlines Master Trust (5)	445,000	*	*	8,725
Dreyfus Premier High Income Fund (6)	1,750,000	*	*	34,314
Earlham Foundation (6)	100,000	*	*	1,961
Evangelical Lutheran Church in America Board of Pensions (6)	1,000,000	*	*	19,608
Florida Power & Light	917,000	*	*	17,980
Fore Convertible Master Fund, Ltd. (9)	351,000	*	*	6,882
Fore ERISA Fund, Ltd. (9)	35,000	*	*	686
FPL Group Employees Pension Plan (5)	425,000	*	*	8,333
Georgia Healthcare	111,000	*	*	2,176
Governing Board Employees Benefit Plan of the City of Detroit	23,000	*	*	451
Grace Convertible Arbitrage Fund, Ltd. (10)	4,000,000	2.00%	*	105,848
Grady Hospital Foundation	80,000	*	*	1,569
Harbor Capital Advisors, Inc. (6)	100,000	*	*	1,961
Harbor High-Yield Bond Fund (6)	100,000	*	*	1,961
HFR CA Select Fund	700,000	*	*	13,725
Highbridge Int’l LLC	20,000,000	10.00%	*	392,156
Horace Mann Insurance Company (6)	200,000	*	*	3,922
Horace Mann Life Insurance Company (6)	400,000	*	*	7,843
Horace Mann Teachers Insurance Company (6)	100,000	*	*	1,961

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Percentage of Common Stock Outstanding(1)	Common Stock Offered Hereby(2)
Horizon Healthcare Services, Inc. (6)	600,000	*	*	11,765
Independence Blue Cross	357,000	*	*	7,000
Innovest Finanzdienstle (11)	1,000,000	*	*	19,608
Institutional Benchmarks Series (Master Feeder) Ltd.	1,000,000	*	*	19,608
JMG Capital Partners, LP (12)	5,000,000	2.50%	*	98,039
JMG Triton Offshore Fund, Ltd (13)	5,000,000	2.50%	*	98,039
Kellogg Co. Master Retirement Trust (6)	500,000	*	*	9,804
Louisiana CCRF (5)	400,000	*	*	7,843
MacKay Shields LLC as Investment Advisor to Aftra Health Fund	135,000	*	*	2,647
MacKay Shields LLC as Investment Advisor to Bay County Employees Retirement System	90,000	*	*	1,765
MacKay Shields LLC as Investment Sub Advisor to Mainstay Convertible Fund (4)	2,510,000	1.26%	*	49,216
MacKay Shields LLC as Investment Sub Advisor to Mainstay VP Convertible Fund (4)	1,790,000	*	*	35,098
MacKay Shields LLC as Investment Sub Advisor to New York Life Insurance Co Post 82 (4)	2,000,000	1.00%	*	39,216
MacKay Shields LLC as Investment Sub Advisor to New York Life Insurance Co Pre 82 (4)	890,000	*	*	17,451
MacKay Shields LLC as Investment Sub Advisor to New York Life Separate A/C7 (4)	35,000	*	*	686
MacKay Shields LLC as Investment Advisor to United Overseas Bank (SGD)	25,000	*	*	490
MacKay Shields LLC as Investment Advisor to United Overseas Bank (USD)	25,000	*	*	490
McMahan Securities Co., L.P. (3) (14)	3,110,000	1.56%	*	60,980
Man Mac 1, Ltd. (15)	114,000	*	*	2,235
Members Capital Advisors, Inc. Members Mutual Funds (6)	250,000	*	*	4,902
Members Capital Advisors, Inc. Ultra Series Funds (6)	800,000	*	*	15,686
Mohican VCA Master Fund, Ltd. (16)	1,000,000	*	*	19,608
New Orleans Fire Fighters Pension / Relief Fund	49,000	*	*	961
New York City Employees’ Retirement System (6)	1,500,000	*	*	29,412
New York City Police Pension Fund (6)	500,000	*	*	9,804
Occidental Petroleum Corporation	184,000	*	*	3,608
Pension Reserves Investment Trust (6)	1,500,000	*	*	29,412
Policeman and Firemen Retirement System of the City of Detroit	262,000	*	*	5,137
Polygon Global Opportunities Master Fund (17)	15,000,000	7.50%	*	294,117

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Percentage of Common Stock Outstanding(1)	Common Stock Offered Hereby(2)
Producers-Writers Guild of America Pension Plan (6)	400,000	*	*	7,843
Pro-Mutual	527,000	*	*	10,333
Raytheon Phoenix	949,000	*	*	18,608
S.A.C. Arbitrage Fund, LLC (18)	10,000,000	5.00%	*	196,078
San Diego County Employees Retirement Association	2,200,000	1.10%	*	43,137
Teachers’ Retirement System for the City of New York (6)	1,500,000	*	*	29,412
Texas County & District Retirement System (6)	1,000,000	*	*	19,608
The Grable Foundation	39,000	*	*	765
The Kellogg Company – Welfare Benefit Trust (6)	100,000	*	*	1,961
The Salvation Army – Eastern Territory (6)	100,000	*	*	1,961
Trustmark Insurance	168,000	*	*	3,294
US Bank FBO Benedictine Health Systems (5)	300,000	*	*	5,882
Vicis Capital Master Fund (19)	9,000,000	4.50%	*	176,470
Wyeth Retirement Plan – US Mater Trust (6)	700,000	*	*	13,725
Zazove Convertible Arbitrage Fund, L.P.	5,800,000	2.90%	*	113,725
Zazove Hedged Convertible Fund, L.P.	3,200,000	1.60%	*	62,745
Zazove Income Fund, L.P.	100,000	*	*	1,961
TOTAL:	146,662,000	73.33%	6.46%	2,875,719

*	Less than 1%
(1)	Calculated based on 44,528,857 shares of our common stock outstanding as of April 26, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.
(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 19.6078 shares of our common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes—Conversion Rights”. As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.
(3)	The selling securityholder is a broker-dealer.
(4)	The selling securityholder is an affiliate of a broker-dealer.
(5)	Froley Revy Investment Co. has voting and investment power over the notes and common stock issuable upon the conversion of the notes held by the selling securityholder. Ann Houlihan, the Chief Compliance Officer, has oversight authority of investments at Froley Revy Investment Co.
(6)	Shenkman Capital Management, Inc. acts as investment manager to the selling securityholder and as such has power to direct the voting and disposition of the notes and common stock issuable upon the conversion of the notes held by the selling securityholder. Mark Shenkman is the chief investment officer of Shenkman Capital Management, Inc. and has oversight authority over all portfolio managers at Shenkman Capital Management, Inc.
(7)	D.E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over any notes and common stock issuable upon the conversion of the notes owned by the selling securityholder. Julius Gaudio, Eric Wepsic and Anne Dining, or their designees, exercise voting and investment control over the notes and common stock issuable upon the conversion of the notes on D.E. Shaw & Co. L.P.’s behalf.
(8)	Patrick Corrigan is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(9)	David Egglishaw is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(10)	Michael Brailn is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(11)	Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”) is an investment adviser registered under the Investment Advisers Act of 1940 and an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer registered with the NASD. The selling securityholder has delegated full investment authority over the notes and common stock issuable upon the conversion of the notes to Nicholas-Applegate. Horacio A. Valeiras has oversight over all portfolio managers at Nicholas-Applegate.
(12)	JMG Capital Partners, L.P. (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment advisor that has voting and dispositive power over JMG Partners’ investments, including the notes and common stock issuable upon the conversion of the notes. The equity interests of the Manager are owned by JMG Capital Management, Inc. (“JMG Capital”), a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings.
(13)	JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”), that has voting and dispositive power over the Fund’s investments, including the notes and common stock issuable upon the conversion of the notes. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Roger Richter, Jonathan M. Glaser and Daniel A. David. Mr. Glaser and Mr. Richter have sole investment discretion over the Fund’s portfolio holdings.
(14)	Ronald Fertig, Jay Glassman, Joseph Dwyer, Bruce McMahon, Scott Dillinger and Norman Ziegler are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(15)	Michael Collins is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(16)	Eric Hage and Daniel Hage are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(17)	Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power of the notes and common stock issuable upon the conversion of the notes held by the selling securityholder. The Investment Managers, the Manager, Mr. Jackson, Mr. Griffith and Mr. Dear disclaim beneficial ownership of the notes and common stock issuable upon the conversion of the notes held by the selling securityholder.
(18)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC (“SAC Capital Advisors”) and S.A.C. Capital Management, LLC (“SAC Capital Management”) share all investment and voting power with respect to the notes and common stock issuable upon the conversion of the notes held by SAC Arbitrage Fund. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the notes and common stock issuable upon the conversion of the notes.
(19)	John Succo, Shad Stastney and Sky Lucas are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act of 1933.

With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their notes and underlying common stock in the ordinary course of business and, at the time of the purchase of the notes and the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act of 1933.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the notes and the common stock issuable upon conversion of the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with the sale of the notes and the common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the notes and the common stock issuable upon conversion of the notes short and deliver these securities to close out such short positions, or loan or pledge the notes or the common stock issuable upon conversion of the notes to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the notes or the common stock issuable upon conversion of the notes offered by them hereby will be the purchase price of the notes or the common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

In order to comply with the securities laws of some states, if applicable, the notes and the common stock issuable upon conversion of the notes may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling securityholders and any broker-dealers or agents that participate in the sale of the notes and the common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Profits on the sale of the notes and the common stock issuable upon conversion of the notes by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. To the extent the selling securityholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act of 1933.

The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Regulation M of the Securities Exchange Act of 1934 may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders holders.

A selling securityholder may decide not to sell any notes or the common stock issuable upon conversion of the notes described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the notes or the common stock issuable upon conversion of the notes. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the notes and the common stock issuable upon conversion of the notes by other means not described in this prospectus.

With respect to a particular offering of the notes and the common stock issuable upon conversion of the notes, to the extent required, an accompanying prospectus supplement will be prepared and will set forth the following information:

•	the specific notes or common stock to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the notes and the common stock issuable upon conversion of the notes to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

VALIDITY OF THE SHARES

The validity of the notes and the shares of our common stock issuable upon conversion of the notes have been passed upon for us by Latham & Watkins LLP, San Francisco, California.

EXPERTS

The consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2005 of Waste Connections, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and financial statement schedule of Waste Connections, Inc. as of December 31, 2004 and for the years ended December 31, 2003 and 2004 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of the expenses (all of which are estimated) to be incurred by Waste Connections, Inc. in connection with a distribution of securities registered under this registration statement:

SEC registration fee	$21,400
NYSE Additional Listing Fee*	$20,000
Legal Fees and Expenses*	$50,000
Accounting fees and expenses*	$15,000
Printing fees*	$5,000
Miscellaneous*	$3,600

Total	$115,000

*	Estimated.

Item 15. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that a director will not be personally liable to Waste Connections or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the company or our stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends, stock purchases or redemptions prohibited by Delaware corporate law; or

•	for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is amended in the future to permit further limitation of the personal liability of directors, the liability of a director of Waste Connections will be eliminated or limited to the fullest extent permitted by that amended law.

Section 145(a) of the Delaware Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Section 145(e) of the Delaware Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the Delaware Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Pursuant to Section 145 of the Delaware Law, Waste Connections has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such. Waste Connections has entered into indemnification agreements with each of its directors and officers providing for mandatory indemnification and advancement of expenses to the maximum extent permitted by the Delaware Law.

Item 16. Exhibits.

4.1(a)	Amended and Restated Certificate of Incorporation of the Registrant, in effect as of the date hereof.

4.2(b)	Amended and Restated Bylaws of the Registrant, in effect as of the date hereof.

4.3(c)	Indenture between the Registrant, as Issuer, and U.S. Bank National Association, as Trustee, dated as of March 20, 2006.

4.4(c)	Form of 3.75% Convertible Senior Notes due 2026.

4.5(d)	Form of Common Stock Certificate.

5.1	Opinion of Latham & Watkins LLP.

12.1	Statement re: computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in signature page hereto).

25.1	Statement of Eligibility of trustee on Form T-1.

(a)	Incorporated by reference to the exhibit filed with the Registrant’s Form T-3 filed on June 16, 2004.
(b)	Incorporated by reference to the exhibit filed with the Registrant’s Form 10-Q filed on July 22, 2004.
(c)	Incorporated by reference to the exhibit filed with the Registrant’s Form 8-K filed on March 23, 2006.
(d)	Incorporated by reference to the exhibit filed with the Registrant’s Registration Statement on Form S-1, Registration No. 333-48029.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) (§ 230.415(a)(1)(i), (vii) or (x) of this chapter) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Folsom, State of California, on May 12, 2006.

Waste Connections, Inc.

By:	/s/ Ronald J. Mittelstaedt
Ronald J. Mittelstaedt
Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint Ronald J. Mittelstaedt and Worthing F. Jackman, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Ronald J. Mittelstaedt	Chief Executive Officer and Chairman
Ronald J. Mittelstaedt	(principal executive officer)	May 12, 2006

/s/ Worthing F. Jackman	Executive Vice President and Chief Financial Officer
Worthing F. Jackman	(principal financial officer)	May 12, 2006

/s/ David G. Eddie	Vice President – Corporate Controller
David G. Eddie	(principal accounting officer)	May 12, 2006

/s/ Eugene V. Dupreau	Director and Regional Vice President – Western Region
Eugene V. Dupreau		May 12, 2006

/s/ Michael W. Harlan
Michael W. Harlan	Director	May 12, 2006

/s/ William J. Razzouk
William J. Razzouk	Director	May 12, 2006

/s/ Robert H. Davis
Robert H. Davis	Director	May 12, 2006

EXHIBIT INDEX

4.1(a)	Amended and Restated Certificate of Incorporation of the Registrant, in effect as of the date hereof.

4.2(b)	Amended and Restated Bylaws of the Registrant, in effect as of the date hereof.

4.3(c)	Indenture between the Registrant, as Issuer, and U.S. Bank National Association, as Trustee, dated as of March 20, 2006.

4.4(c)	Form of 3.75% Convertible Senior Notes due 2026.

4.5(d)	Form of Common Stock Certificate.

5.1	Opinion of Latham & Watkins LLP.

12.1	Statement re: computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in signature page hereto).

25.1	Statement of Eligibility of trustee on Form T-1.

(a)	Incorporated by reference to the exhibit filed with the Registrant’s Form T-3 filed on June 16, 2004.
(b)	Incorporated by reference to the exhibit filed with the Registrant’s Form 10-Q filed on July 22, 2004.
(c)	Incorporated by reference to the exhibit filed with the Registrant’s Form 8-K filed on March 23, 2006.
(d)	Incorporated by reference to the exhibit filed with the Registrant’s Registration Statement on Form S-1, Registration No. 333-48029.